Exhibit 10.5

UNSECURED GUARANTY

This Unsecured Guaranty Agreement (“Guaranty”) is made by Gevo, Inc. (“Guarantor”), a Delaware corporation, in favor of FCStone Merchant Services, LLC, a Delaware limited liability company (the “Beneficiary”).

WHEREAS, Beneficiary is or may become party to transactions involving the sale and/or storage of feed corn  pursuant to that certain (a) Grain Bin Lease Agreement dated June 1, 2015 by and between FC Stone and Agri-Energy, LLC (the “Lease Agreement”) and (b) that certain Price Risk Management, Origination and Merchandising Agreement, dated June 1, 2015, by and between FC Stone and Agri-Energy, LLC (the “Origination Agreement”; together with the Lease Agreement, the “Agreements”)  (individually and collectively, the “Transactions”) with the following direct or indirect subsidiary of Guarantor: Agri-Energy, LLC, a Minnesota limited liability company (the “Company”).

WHEREAS, the Guarantor is the direct or indirect parent of Company, and will receive substantial and direct benefits from the Transactions contemplated by the Agreements, and has agreed to enter into this Guaranty to provide assurance for the payment obligations of Company solely in connection with the Origination Agreement and to induce the Beneficiary to enter into the Transactions, which Guarantor acknowledges the Beneficiary would not enter into but for this Guaranty.

NOW THEREFORE, in consideration of good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.

The Guarantor declares, subject to the terms of this Guaranty, that it shall be bound as surety for and co-principal debtor with the Company by way of security for the true and proper discharge by the Company of whatever payment obligations the Company may now or at any future date owe the Beneficiary under the Origination Agreement and in whatever currency, as a result of the Transactions made between the Beneficiary and the Company under the Origination Agreement (the “Indebtedness”).

2.

The Guarantor will pay immediately and unconditionally on first demand to the Beneficiary any Indebtedness which the Beneficiary claims under this Guaranty as and when such Indebtedness is due and payable, by stated maturity or otherwise, plus all interest, reasonable attorneys’ fees, litigation costs, and other reasonable costs of collection actually incurred by Beneficiary, if any, related to such Origination Agreement to be paid by Company for the collection of Indebtedness.

3.

This Guaranty is continuing, applicable to all existing and future Indebtedness between the Beneficiary and Company pursuant to the Origination Agreement, and shall be and remain effective until the earlier to occur of (x) April 15, 2020 and (y) termination of the Origination Agreement (the “Termination Date”), provided however, that the Guaranty is subject to revival pursuant to Section 8, and all Indebtedness regarding Transactions pursuant to the Origination Agreement made on or before the Termination Date shall nevertheless continue in full force and effect until they are duly satisfied and discharged.

4.

Without the further notice or prior consent of Guarantor, the Beneficiary will at all times be free to accept or release other security, take any action or refrain from any action against the Company or any other person or company, change the terms of the Indebtedness or the Transactions in accordance with terms of the Agreements, or in general do all that it deems to be in its interest, without in any way affecting the Guarantor’s obligations hereunder.

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5.All payments under this Guaranty shall be made:

a)	in US Dollars, and if made otherwise shall be converted by Beneficiary into US Dollars, the sum of which shall be applied against Guarantor’s liabilities hereunder;
b)	without set-off, counterclaim, restriction or condition;
c)

without deduction for any taxes, duties, fees, charges or withholdings, and in the case of any such deduction, Guarantor shall increase its payment so that Beneficiary receives a net amount equal to the amount it would have received had no such deduction been required or made.

6.

Guarantor shall not be discharged by time or any other concessions given to Company or any third party by Beneficiary or by anything Beneficiary may do or omit to do or by any other dealing or thing which but for this provision would or might discharge Guarantor except that Guarantor shall retain the ability to assert defences that the Indebtedness has been paid in full by the Company and, notwithstanding Section 5(b) hereof, also shall retain the benefit of any setoff provisions provided pursuant to the terms of the Agreements to reduce the amount of Indebtedness payable by the Guarantor.

7.This Guaranty shall, subject to paragraph 3:

a)	be in addition to any other guaranty or security held by Beneficiary at any time in respect of the Indebtedness;
b)

be a continuing guaranty, shall not be discharged by any intermediate settlement of the Indebtedness and shall remain in effect until the Indebtedness is discharged in full and the Transactions pursuant to the Origination Agreement have terminated;

c)

shall be absolute, unconditional, and not subject to contingencies, and will remain in force notwithstanding (and Guarantor’s obligations under this Guaranty shall not be impaired, affected or discharged by) any failure, defect, illegality or unenforceability of or in any of the Indebtedness;

d)

be binding on Guarantor, its successors and assigns in interest to the Agreements and shall inure to the benefit of and be enforceable by Beneficiary, its successors and assigns consented to by Guarantor, but Guarantor may not assign or otherwise transfer any of its rights and obligations under this Guaranty without the consent of Beneficiary.

8.

This is a guarantee of payment and not of collection.  Beneficiary shall not be obliged before exercising any of the rights, powers or remedies conferred upon it hereunder or in accordance with any applicable law, to make any demand of Company, to join Guarantor as a party to any proceeding for the enforcement of any provision of tAis Guaranty, or take any action or obtain judgment in any court against Company.  Guarantor waives, to the fullest extent permitted by law, any and all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness or obligations.  Guarantor waives, to the fullest extent permitted by law,   all defenses (other than the defense that the Indebtedness has been paid in full) based on suretyship, impairment of collateral, or change in identity of the Company.  Guarantor will not exercise any rights that it may acquire by way of subrogation hereunder until all Indebtedness to Beneficiary shall have been paid in full.  If any amount shall be paid to Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of Beneficiary and shall forthwith be paid to Beneficiary to be credited and applied to the Indebtedness, whether matured or unmatured.

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If any payment received by the Beneficiary from the Company in respect of the Indebtedness is subsequently recovered from or repaid by the Beneficiary as the result of any bankruptcy, dissolution, reorganization, arrangement, or liquidation proceedings of the Company (or proceedings similar thereto) (an “Insolvency Proceeding”), the Guarantor’s payment obligation hereunder shall continue to be effective as though such payment had not been made.  If this Guaranty was terminated by the Guarantor after payment was received by the Beneficiary pursuant to Section 3, this Guaranty shall be deemed to be reinstated upon any Insolvency Proceeding, provided the payment(s) recovered from Beneficiary relate to Indebtedness incurred prior to such termination.

9.

This Guaranty shall be governed by and construed in accordance with the laws of the State of New York without reference to its choice of law doctrine.  Guarantor further waives any right (a) to a trial by jury or (b) to seek to avoid the jurisdiction of the courts of the State of New York.

10.

Any demand, notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered personally or by certified mail, postage prepaid and return receipt requested as follows:

To Beneficiary:	FCStone Merchant Services, LLC
1251 NW Briarcliff Parkway, Suite #800
Kansas City, MO 64116
Attention: Global Head of Risk
Telephone No: (816) 410-7145
To Guarantor:	Gevo, Inc.
345 Inverness Drive South, Building C, Suite 310
Englewood, Colorado 80112

Attention:	Chris Ryan and the Chief Financial Officer
Telephone No:	303-858-8358
Facsimile No.	303-858-8431

Notice shall be effective upon actual receipt.  Any party may change any address to which Notice is to be given to it by giving notice as provided above of such changes of address.

11.	Representations and Warranties:

(a)	Guarantor is a corporation limited duly existing under the laws of Delaware.

(b)

The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action and do not conflict with any provision of law, any regulation, or Guarantor’s charter or by-laws or, any agreement binding upon it.

(c)

No consent, approval or authorization of, registration with, or declaration to any third party is required in connection with the execution, delivery and performance of this Guaranty, except as already obtained.

(d)	Guarantor hereby represents and warrants that the person signing on behalf of Guarantor has the authority to do so.

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12.	An amendment, modification or waiver in respect of this Guaranty will only be effective if in writing and executed by both Guarantor and Beneficiary.

13.

BINDING ARBITRATION CLAUSE. Guarantor hereby waives trial by jury in any action, proceeding or counterclaim brought by or against it on any matter whatsoever, in contract or in tort, arising out of or in any way connected with this Guaranty or the Guarantor’s obligations.  Any controversy or claim arising out of or relating to this Guaranty or any breach hereof, shall be settled by arbitration conducted by a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association.  The arbitrator’s award shall be final and binding upon the parties, and judgment upon such award may be entered in any court having jurisdiction thereof.  The arbitrator shall be selected in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitrator may, in his sole discretion, award fees (including reasonable attorneys’ fees) and costs to the prevailing party.  The arbitration shall be held in New York City, New York, USA, or such other place as may be agreed upon at the time by the parties to the arbitration.  The parties intend that this clause shall be valid, binding, enforceable and irrevocable and shall survive the expiration of this Guaranty.

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Executed by the duly authorised representatives of the Guarantor this 1st day of June, 2015.

By:	/s/ Mike Willis

Name:	Mike Willis

Title:	Chief Financial Officer

(Corporate Seal)

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